Exhibit 13(c)

Second Amendment to Transfer Agency and Service Agreement

This Amendment (“Amendment”), effective as of December 18, 2009 (“Effective Date”), is to the Transfer Agency and Service Agreement (the “Agreement”) made as of December 18, 2006, by and among each of the MFS closed-end investment companies listed in Exhibit B of the Agreement, as amended, separately and not jointly, each being a Massachusetts business trust (each a “Fund”), having its principal office and place of business at 500 Boylston Street, Boston, Massachusetts 02116 (collectively, the “Customer”), Computershare Inc., formerly known as Computershare Shareholder Services, Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company doing business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent”).

WHEREAS, the Customer and Transfer Agent are parties to the Agreement; and

WHEREAS, the Customer and Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to Section 13.2 “Business Continuity Planning”. Section 13.2 “Business Continuity Planning” of the Agreement is hereby deleted and replaced with the following:

“Transfer Agent shall at all times maintain business continuity plans and procedures reasonably designed to enable Transfer Agent to continue to provide services as set forth herein in the event of an act of God, terrorism or other disaster or emergency situation (including but not limited to pandemics, systems breakdown and transportation issues) (“Business Continuity Plan” or “BCP”). The BCP shall, at a minimum, address crisis management, business recovery and IT Disaster Recovery and shall include without limitation, alternative work sites; off-site back-ups of all data and relevant computer systems; personnel plans; and physical and remote access to a recovery site. Transfer Agent shall: (i) review, test and update its BCP no less than annually and shall provide Customer with an attestation letter regarding results of such disaster recovery testing and shall promptly address any material deficiencies; (ii) promptly complete and return Customer’s annual Business Continuity/IT Security questionnaire; and (iii) promptly notify (within 48 hours) Customer in the event of any incident or change in its BCP which may impact Transfer Agent’s ability to provide services as set forth herein. Under the BCP, all shareholder facing services Transfer Agent provides Customer shall have a required recovery time objective of up to 10 hours or less for critical systems upon the declaration of a disaster. All other services Transfer Agent provides Customer shall have a required recovery time objective of 48 hours or less.”

2.	Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.	Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc.

Computershare Trust Company, N.A.

On Behalf of Both Entities:		On Behalf of the MFS closed-end investment companies listed on Exhibit B of the Agreement:

By:		By:
Name:	Martin J. McHale	Name:	Maria Dwyer
Title:	President, US Equity Services	Title:	Fund President